SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

     Filed by the Registrant (X)
     Filed by a Party other than the Registrant ( )

     Check the appropriate box:
     ( )Preliminary Proxy Statement     ( )Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
     (X)Definitive Proxy Statement
     ( )Definitive Additional Materials
     ( )Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       GULLEDGE REALTY INVESTORS II, L.P.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):
     ( )$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.
     ( )$500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).
     ( )Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:

        2) Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4) Proposed maximum aggregate value of transaction:

        5) Total fee paid:

     (X)Fee paid previously with preliminary materials.
     ( )Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1) Amount Previously Paid:

        2) Form, Schedule or Registration Statement No.:

        3) Filing Party:

        4) Date Filed:


                                DEFINITIVE COPY


August 30, 1996


RE:  Gulledge Realty Investors II, L.P.

Dear Limited Partner:

Enclosed you will find the following items regarding the above referenced limited partnership:

o a "Notice of Vote by Limited Partners"
o a Consent Statement
o a ballot

These items are separate from those you were sent regarding the sale of Colony Place Apartments. That ballot was approved on August 1, 1996. The information provided herein requires your immediate attention. Please review this information and return the enclosed ballot as soon as possible.

If you have any questions regarding the enclosures, please contact Eric Fritsche at (314) 955-3006. Your cooperation in this matter is appreciated.


                                   Sincerely,



                                   Robert J. Herleth
                                   Vice President
                                   Gull-AGE Properties, Inc.


Enclosures
                       GULLEDGE REALTY INVESTORS II, L.P.
                       NOTICE OF VOTE BY LIMITED PARTNERS
                                WITHOUT A MEETING

To the Limited Partners of Gulledge Realty Investors II, L.P.:

      A vote by the Limited Partners of Gulledge Realty Investors II, L.P. (the "Partnership"), without a meeting, is being conducted by the Partnership. Votes cast by ballots enclosed herewith and received by the Partnership by midnight Central Time on September 30, 1996 (unless extended for one or more thirty day periods by the General Partner), will be counted to determine the outcome of the vote. The purpose of the vote is to act upon the following proposals (the "Proposals"):

1. To approve the restructuring of the secondary note for Olympic Housing Limited Partnership as more fully described herein;

2. To approve the extension of the secondary note for Florence Housing Associates as more fully described herein;

3.    To approve the potential refinancing of the first mortgage and   secondary
      note of Hawthorn Housing Limited Partnership as more fully described herein;

4. To approve an amendment to the Agreement and Certificate of Limited Partnership, as amended and restated (the "Partnership Agreement"), eliminating the requirement for Limited Partner approval of actions requiring the consent of the Partnership under the Project Partnership Agreements as more fully described herein.

      The accompanying Statement includes information about the Proposals and other relevant information. Please study all of this information carefully. Only Limited Partners of record at the close of business on August 30, 1996, are entitled to cast a vote.

     MANAGEMENT OF THE PARTNERSHIP RECOMMENDS A VOTE IN FAVOR OF THE PROPOSALS.

      Please mark your vote, sign, date and return the enclosed ballot in the postage paid envelope included for your convenience. If a properly signed and dated ballot is returned without indicating a vote, it will be voted "For" the Proposals.

                              By:  Managing General Partner
                                   Gull-AGE Properties, Inc.
August 30, 1996

                       GULLEDGE REALTY INVESTORS II, L.P.
                                CONSENT STATEMENT

                                  INTRODUCTION

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. IF YOU WISH TO VOTE ON THE PROPOSALS (AS HEREINAFTER DEFINED), YOU ARE REQUESTED TO RETURN THE BALLOT ENCLOSED HEREWITH BY MIDNIGHT CENTRAL TIME ON SEPTEMBER 30, 1996 (UNLESS EXTENDED FOR ONE OR MORE THIRTY DAY PERIODS BY THE GENERAL PARTNER), SO THAT YOUR VOTE WITH RESPECT TO THE PROPOSALS MAY BE COUNTED.

      A vote of the Limited Partners, as holders of units of limited partnership interests ("Units") of Gulledge Realty Investor II, L.P. (the "Partnership"), without a meeting, is being solicited regarding the Proposals.

Voting Units and Procedures

      Limited Partners as of August 30, 1996, the record date for voting without a meeting, will be entitled to vote by ballot. Ballots must be received by midnight Central Time on September 30, 1996, in order to be counted. However, the General Partner reserves the right, acting in its sole discretion, to extend the period for voting on the Proposals for one or more thirty day periods. This Statement and accompanying material are first being mailed to each Limited Partner of record on or about August 30, 1996.

      Accompanying the Statement is a Ballot Form for each Investor Limited Partner with respect to his/her Unit ownership in the Partnership. By checking the appropriate box, each Investor Limited Partner can indicate whether he/she votes "FOR" or "AGAINST" or "ABSTAINS" as to each Proposal. In order for each Proposal to be adopted, a majority of the Units must be voted in favor of the Proposal. According to the Partnership Agreement, Limited Partners are to return ballots to the General Partner within 30 days after receipt. If a properly signed and dated ballot is returned without indicating a vote, it will be deemed to constitute a vote "FOR" each Proposal.

     Receipt of written ballots representing a majority of the outstanding Units shall constitute a quorum. Ballots received by September 30, 1996 (or such other date if extended by the General Partner) will be counted to determine if a majority of the outstanding Units have been voted in favor of each Proposal. Because each Proposal requires the affirmative vote of a majority of the outstanding Units, an abstention will have the same effect as a vote against a Proposal. No Units are held in "street name," so there can be no broker non-votes.

      To the best of the General Partner's knowledge, there is no beneficial owner holding five percent or more of the Units, including the General Partner. None of the officers or directors of the General Partner owns any Units.

      Any Limited Partner who returns a ballot may revoke or replace such ballot by delivering to the Partnership, c/o Gull-AGE Properties, Inc., Attention:
Corporate Control Department, One North Jefferson, St. Louis, Missouri 63103, a written notice of such revocation and replacement, if replacement is desired, prior to such date that a majority of the outstanding Units have been voted in favor of each Proposal.

      At the close of business on the record date, the Partnership had outstanding 11,458 Limited Partner Units, each of which is entitled to one vote. On that date there were 1,046 Limited Partners. The General Partner is the holder of record of 22 Limited Partner Units. First GC Associates, a Virginia limited partnership, owns a 1.80% interest in the Partnership as a Special Limited Partner. Similarly, A.G.E. Realty Corp., an indirectly owned subsidiary of A.G. Edwards, Inc., the ultimate parent company of the General Partner, owns a .10% interest in the Partnership as a Special Limited Partner. None of the General Partner, First GC Associates or A.G.E. Realty Corp. will participate in the vote so the vote will only include Investor Limited Partners.

                           BUSINESS OF THE PARTNERSHIP

The Partnership is a Virginia limited partnership formed to invest as a limited partner in other limited partnerships (the "Project Partnerships") that presently own and operate apartment complexes (the "Projects") that are financed and/or operated under federal or state housing assistance programs. One of the objectives of the Partnership is to generate tax losses for investors. As of June 30, 1996, the Partnership had investments in nine Project Partnerships. Olympic Housing Limited Partnership, Florence Housing Associates and Hawthorn Housing Limited Partnership are all Project Partnerships.

The principal executive offices of the Partnership are located at One North Jefferson Avenue, St. Louis, Missouri 63103 and its telephone number is (314) 955-4188. Through 1988, the business of the Partnership was conducted by the Gulledge Corporation, as the Partnership has no employees of its own. During 1989, Gull-AGE Properties, Inc. ("GAP") entered into a formal agreement with the Gulledge Corporation to perform certain duties for the Partnership and, in 1990, GAP became the sole General Partner.

                           DISCUSSION OF THE PROPOSALS

PROPOSAL 1:  RESTRUCTURE THE SECONDARY NOTE ON OLYMPIC HOUSING

      Olympic Housing Limited Partnership ("Olympic"), is an Illinois limited partnership and is one of the Partnership's nine Project Partnerships. The
Partnership owns a 99% limited partnership interest in Olympic, which it acquired in 1984. The general partners of Olympic are Eugene Gulledge, who has a .9% partnership interest in Olympic and the Gulledge Investment Company, which has a .1% partnership interest in Olympic.

      Olympic was formed in 1984 to acquire, own and operate a multi-family housing development located in Chicago Heights, Illinois, known as Olympic Village Apartments (the "Olympic Project"). The Olympic Project consists of 31 buildings with a total of 320 apartment units - 161 one bedroom units, 127 two bedroom units and 32 three bedroom units. The Olympic Project had an average occupancy rate of 95% during 1995. The 1995 average monthly rental rate per
unit  was  $797.   128 apartment units currently receive HUD  Section  8  rental assistance and mortgage insurance is provided by the HUD Section 221(d)(4) program. The Olympic Project was last visited in October, 1995, and found to be in fair condition. During 1995, major repairs and improvements consisted of air conditioner replacements, appliance replacements, carpet replacements, gutter and balcony repairs and aluminum siding installation. The Olympic Project currently needs the following major repairs or improvements: additional aluminum siding, gutter and balcony repairs, continued air conditioner replacements and erosion control surrounding the pond.

      The Olympic Project was initially constructed in 1976 and financed with a 7.00% HUD insured forty year mortgage of $5,867,000. The original first mortgage is still in place. The annual cash distribution to investors is limited to $56,394 as required by the first mortgage. In addition to the first mortgage, secondary financing was secured in the form of a promissory note, dated September 26, 1984, with a principal balance of $2,700,000 and bearing simple interest at the rate of 12.00% (the "Olympic Secondary Note"). The Olympic Secondary Note was granted to the sellers (the "Olympic Secondary Noteholder") of the Olympic Project as partial payment for the acquisition of the Olympic Project by Olympic. Interest payments under the Olympic Secondary Note are payable annually from available surplus cash in an amount not to exceed 50% of "Net Cash Flow." The Partnership's ownership interest in Olympic is pledged as collateral for the Olympic Secondary Note. The Olympic Secondary Noteholder is not affiliated with Olympic, the Partnership or the General
Partner. The Olympic Secondary Note matured on December 31, 1995. On that date, the principal balance, plus accrued interest, under the Olympic Secondary Note was $5,985,000. The total outstanding indebtedness on December 31, 1995, was approximately $10,775,000.

      In order to avoid foreclosure by the Olympic Secondary Noteholder and the loss of ownership in Olympic, the General Partner, on behalf of the Partnership, has been negotiating with the Olympic Secondary Noteholder to restructure the Olympic Secondary Note. Proposed terms for the new note include a 10% interest rate (lowered from 12%), a five year extension of the due date to December 31, 2000, payment to the Olympic Secondary Noteholder of 100% of the surplus cash of Olympic after an annual $6,000 preferred distribution to the Partnership from Olympic and a change in property manager to a Chicago area firm. It should be noted that due to the limited distribution, no one year's surplus cash is sufficient to make that year's interest payment, therefore, accrued interest on the Olympic Secondary Note continues to increase.

      Under the terms of Olympic's partnership agreement, the consent of a majority in interest of Olympic's limited partners is required for the financing of all or substantially all of its assets. Thus, before Olympic can restructure the Olympic Secondary Note in accordance with the proposed terms described above, it must receive the consent of the Partnership. Under the terms of the Partnership's partnership agreement, the consent of a majority in interest of Limited Partners is required for the Partnership to give such consent. The Partnership is now seeking the consent of its Limited Partners, so it can give its consent as a limited partner of Olympic. The approval of Proposal 1 will include approval of such restructuring on terms substantially similar to the proposed terms, together with such other terms as may be consented to by the General Partner in its reasonable discretion. The General Partner is asking for broad authority with respect to this Proposal. Such authority, however, will not be unrestricted. Consistent with the General Partner's fiduciary duty, such authority will be exercised in the reasonable judgement of the General Partner, keeping in mind the best interests of the Limited Partners. The Partnership has received an opinion from its counsel that the Limited Partners' actions of giving such consent will not result in the loss of limited liability of the Limited Partners under the Uniform Limited Partnership Act of the Commonwealth of Virginia.

CONSEQUENCES OF APPROVAL AND DISAPPROVAL OF PROPOSAL 1

      If Proposal 1 is approved by the Limited Partners, the due date of the Olympic Secondary Note would be extended to December 31, 2000. The annual interest rate would be lowered to 10% from 12% and the Olympic Secondary Noteholder would receive 100% of the surplus cash of Olympic after a $6,000 preferred distribution to the Partnership instead of the current 50%.

      If Proposal 1 is not approved by the Limited Partners, the Olympic Secondary Noteholder will likely foreclose on the Olympic Secondary Note and exercise its rights to the collateral. If the Olympic Secondary Noteholder's action was successful, the Partnership would recognize a gain to the extent of its negative capital balance in Olympic which would be passed on to the Limited Partners. Investors who have been able to deduct prior years' passive losses generated by the Partnership would have a taxable gain from foreclosure of approximately $3,100 per five units owned and a corresponding tax liability, based on a combined federal and state tax rate of 33%, of approximately $1,025 per five units owned. Investors who have suspended passive losses would likely have sufficient losses to offset the gain caused by foreclosure. If your suspended losses equal or exceed the gain from foreclosure, there would be no tax liability caused by the foreclosure. You should consult your tax advisor if you are unsure of the amount of suspended passive losses you have available and to determine your own tax impact. The General Partner believes that most investors desire to avoid foreclosure due to the adverse tax consequences that may result with no cash distribution to offset the tax liability.

     THE GENERAL PARTNER RECOMMENDS A VOTE "FOR" PROPOSAL 1.

PROPOSAL 2:  EXTEND THE SECONDARY NOTE ON FLORENCE HOUSING

     Florence Housing Associates ("Florence"), is a Kentucky limited partnership and is one of the Partnership's nine Project Partnerships. The Partnership owns a 99% limited partnership interest in Florence, which it acquired in 1984. The general partners of Florence are Eugene Gulledge, who has a .9% partnership interest in Florence and the Gulledge Investment Company, which has a .1% partnership interest in Florence.

      Florence was formed in 1983 to acquire, own and operate a multi-family housing development located in Florence, Kentucky, known as Carriage House of Florence Apartments (the "Florence Project"). The Florence Project consists of 23 buildings with a total of 240 apartment units - 96 one bedroom units, 120 two bedroom units and 24 three bedroom units. The Florence Project had an average occupancy rate of 94% during 1995. The 1995 average monthly rental rate per unit was $295. Mortgage insurance is provided by the HUD Section 236 program. During 1995, major repairs and improvements consisted of HVAC and plumbing system repairs, appliance replacements, landscaping improvements, roof replacements and exterior painting. The Florence Project currently needs the following major repairs or improvements: continued appliance replacements, asphalt, balcony and door repairs, continued roof repairs and landscape improvements.

      The Florence Project was initially constructed in 1973 and financed with a 7.00% HUD insured forty year mortgage of approximately $4,895,000. The original first mortgage is still in place. The annual distribution is limited to $25,711. In addition to the first mortgage, secondary financing was secured in the form of a promissory note, dated December 8, 1983, with a principal balance of approximately $1,757,000 and an interest rate of 13.00% (the "Florence Secondary Note"). The Florence Secondary Note was granted to the sellers (the "Florence Secondary Noteholder") of the Florence Project as partial payment for the acquisition of the Florence Project by Florence. Interest payments under the Florence Secondary Note are payable annually from available surplus cash in an amount not to exceed $19,500. Florence's ownership interest in the Florence Project is pledged as collateral for the Florence Secondary Note. The Florence Secondary Noteholder is not affiliated with Florence, the Partnership or the General Partner. The Florence Secondary Note matured on December 31, 1995. On that date, the principal balance, plus accrued interest, under the Florence Secondary Note was approximately $4,226,000. The total oustanding indebtedness on December 31, 1995, was approximately $6,809,000.

      In order to avoid foreclosure by the Florence Secondary Noteholder and the loss of ownership in Florence, the General Partner, on behalf of the Partnership, has negotiated a one year extension of the Florence Secondary Note. The interest rate during the extensions will be reduced to 12% from 13%. The extension and its terms are subject to approval by Florence. It should be noted that due to the limited distribution, no one year's surplus cash is sufficient to make that year's interest payment, therefore, accrued interest on the Florence Secondary Note continues to increase.

      Under the terms of Florence's partnership agreement, the consent of a majority in interest of Florence's limited partners is required for the financing of all or substantially all of its assets. Thus, before Florence can approve the restructuring of the Florence Secondary Note, it must receive the consent of the Partnership. Under the terms of the Partnership's partnership agreement, the consent of a majority in interest of Limited Partners is required for the Partnership to give such consent. The Partnership is now seeking the consent of its Limited Partners, so it can give its consent as a limited partner of Florence. The approval of Proposal 2 will include approval of subsequent extensions of the Florence Secondary Note in the event such extensions are agreed to by the Florence Secondary Noteholder and by the General Partner in its reasonable discretion. There can be no assurance given that any such subsequent extension will be made. The General Partner is asking for broad authority with respect to this Proposal. Such authority, however, will not be unrestricted. Consistent with the General Partner's fiduciary duty, such authority will be exercised in the reasonable judgement of the General Partner, keeping in mind the best interests of the Limited Partners. The Partnership has received an opinion from its counsel that the Limited Partners' actions of giving such consent will not result in the loss of limited liability of the Limited Partners under the Uniform Limited Partnership Act of the Commonwealth of Virginia.

CONSEQUENCES OF APPROVAL OR DISAPPROVAL OF PROPOSAL 2

      If Proposal 2 is approved by the Limited Partners, the Partnership will give its approval as the limited partner of Florence, the Florence Secondary Note will be extended for one year and the interest rate reduced from 13% to 12%. If the Florence Secondary Noteholder agrees to continue extending the Florence Secondary Note for a series of one year periods, those extensions may also be approved based on the Limited Partners approval of this Proposal 2.

      If Proposal 2 is not approved by the Limited Partners, the Florence Secondary Noteholder will likely foreclose on the Florence Secondary Note and exercise his rights to the collateral. The taxable income caused by foreclosure is estimated to be $1,900 per five units owned. The corresponding tax liability, based on a combined federal and state tax rate of 33%, would be approximately $600 per five units owned. Investors who have suspended passive losses would likely have sufficient losses to offset the gain caused by foreclosure. If your suspended losses equal or exceed the gain from foreclosure, there would be no tax liability caused by the foreclosure. You should consult your tax advisor if you are unsure of the amount of suspended passive losses you have available and to determine your own tax impact. The General Partner believes that most investors desire to avoid foreclosure due to the adverse tax consequences that may result with no cash distribution to offset the tax liability.

      Note  that  further  extensions  are at the  discretion  of  the  Florence
Secondary Noteholder. If further extensions are not granted by the Florence Secondary Noteholder, foreclosure consequences similar to those discussed above would be the most likely outcome.

     THE GENERAL PARTNER RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3:  REFINANCE THE FIRST MORTGAGE OF HAWTHORN HOUSING

      Hawthorn Housing ("Hawthorn"), is an Illinois limited partnership and one of the Partnership's nine Project Partnerships. The Partnership owns a 99%
limited  partnership  interest in Hawthorn, which  it  acquired  in  1984.   The
general partners of Hawthorn are Eugene Gulledge, who has a .99% partnership interest in Hawthorn and the Gulledge Investment Company, which has a .01% partnership interest in Hawthorn.

     Hawthorn was formed in 1984 to acquire, own and operate a multi-family housing development located in Woodridge, Illinois, known as Hawthorn Ridge Apartments (the "Hawthorn Project"). The Hawthorn Project consists of 9 buildings with a total of 176 apartment units - 110 one bedroom units and 66 two bedroom units. The Hawthorn Project had an average occupancy rate of 98% during 1995. The 1995 average monthly rental rate per unit was $735. 70 apartment units currently receive HUD Section 8 rental assistance and mortgage insurance is provided by the HUD Section 221(d)(4) program. The Hawthorn Project was last visited in October, 1995, and was found to be in satisfactory condition. During 1995, major repairs and improvements consisted of HVAC system installation, appliance replacements, carpet replacements and alarm system installation. The Hawthorn Project currently needs the following major repairs or improvements: bathroom and kitchen renovations, air conditioner replacements, appliance replacements, entry door replacements and landscape improvements.

     The Hawthorn Project was initially constructed in 1975 and financed with a 6.73% HUD insured forty year mortgage of approximately $3,800,000. The original first mortgage is still in place. In addition to the first mortgage, secondary financing was secured in the form of a promissory note, dated November 16, 1984, with a principal balance of $1,600,000 and bearing interest at 11.00% compounded annually (the "Hawthorn Secondary Note"). The Hawthorn Secondary Note was granted to the sellers (the "Hawthorn Secondary Noteholder") of the Hawthorn Project as partial payment for the acquisition of the Hawthorn Project by Hawthorn. Interest payments under the Hawthorn Secondary Note are payable annually from available surplus cash in an amount not to exceed $9,278. Hawthorn's ownership interest in the Hawthorn Project is pledged as collateral for the Hawthorn Secondary Note. The Hawthorn Secondary Noteholder is not affiliated with Hawthorn, the Partnership or the General Partner. The Hawthorn Secondary Note matures on December 31, 1996. As of December 31, 1995, the principal balance, plus accrued interest, under the Hawthorn Secondary Note was approximately $4,891,000. The total oustanding indebtedness at December 31, 1995, was approximately $7,935,000.

     The General Partner has begun discussions with the     Hawthorn Secondary
Noteholder to renegotiate the Hawthorn Secondary Note to avoid foreclosure. The General Partner is considering refinancing Hawthorn's first mortgage. The proceeds from the refinancing could be used to make a partial payment to the Hawthorn Secondary Noteholder in exchange for certain changes in the Hawthorn Secondary Note such as extension of the due date on the remaining balance of the Hawthorn Secondary Note. Negotiations are ongoing, and specific details regarding amounts and terms have not yet been determined. However, it is anticipated that the Hawthorn Secondary Noteholder will be asked to extend the remaining balance for 5 to 10 years at a lower interest rate. The Hawthorn Secondary Noteholder will likely require a large portion of each year's surplus cash as payment on the Hawthorn Secondary Note.

     Under the terms of Hawthorn's partnership agreement, the consent of a majority in interest of Hawthorn's limited partners is required for the financing of all or substantially all of its assets. Thus, before Hawthorn can refinance its mortgage and restructure the Hawthorn Secondary Note, it must receive the consent of the Partnership. Under the terms of the Partnership's partnership agreement, the consent of a majority in interest of Limited Partners is required for the Partnership to give such consent. The Partnership is now seeking the consent of its Limited Partners, so it can give its consent as a limited partner of Hawthorn. The approval of this Proposal 3 will include the approval of the refinancing of Hawthorn's first mortgage and the restructuring of the Hawthorn Secondary Note on such terms as may be approved by the General Partner in its reasonable discretion. The General Partner is asking for broad authority with respect to this Proposal. Such authority, however, will not be unrestricted. Consistent with the General Partner's fiduciary duty, such authority will be exercised in the reasonable judgement of the General Partner, keeping in mind the best interests of the Limited Partners. The Partnership has received an opinion from its counsel that the Limited Partners' actions of giving such consent will not result in the loss of limited liability of the Limited Partners under the Uniform Limited Partnership Act of the Commonwealth of Virginia.


CONSEQUENCES OF APPROVAL OR DISAPPROVAL OF PROPOSAL 3

     If Proposal 3 is approved by the Limited Partners, the General Partner will continue to attempt to refinance Hawthorn's first mortgage and use the proceeds to make a partial payment to the Hawthorn Secondary Noteholder and restructure the remaining balance of the Hawthorn Secondary Note. Currently, Hawthorn is restricted by HUD regulations to an annual maximum surplus cash distribution of $25,556. Any surplus cash in excess of this amount must be deposited in a residual receipts account and can only be withdrawn under specific circumstances with the approval of HUD. If the first mortgage is refinanced, it is likely that the distribution restriction will be removed allowing Hawthorn to distribute 100% of its surplus cash. However, the Hawthorn Secondary Noteholder will likely require most if not all of each year's surplus cash as part of the terms for extending the Hawthorn Secondary Note. No assurance can be given that either Hawthorn's first mortgage or the Hawthorn Secondary Note can successfully be restructured.

     If Proposal 3 is not approved by the Limited Partners, the Hawthorn Secondary Noteholder will likely foreclose on the Hawthorn Secondary Note on the due date and seize the Hawthorn Project. The taxable gain to investors upon foreclosure would be approximately $1,800 per five units owned with a corresponding tax liability, based on a combined federal and state tax rate of 33%, of approximately $600 per five units owned. Investors who have suspended passive losses would likely have sufficient losses to offset the gain caused by foreclosure. If your suspended losses equal or exceed the gain from foreclosure, there would be no tax liability caused by the foreclosure. You should consult your tax advisor if you are unsure of the amount of suspended passive losses you have available and to determine your own tax impact. The General Partner believes that most investors desire to avoid foreclosure due to the adverse tax consequences that may result with no cash distribution to offset the tax liability.

     Note that even if Proposal 3 is approved, the General Partner may be unsuccessful in refinancing the first mortgage or renegotiating the Hawthorn Secondary Note and the Hawthorn Secondary Noteholder would still foreclose.

     THE GENERAL PARTNER RECOMMENDS A VOTE "FOR" PROPOSAL 3.

PROPOSAL 4:  AMEND THE PARTNERSHIP AGREEMENT

     This Proposal 4 is to amend the Partnership Agreement by deleting Sections 7.03(B)(1) and (2) and renumbering the remaining sub-sections of Section 7.03(B). The relevant part of Section 7.03(B) reads as follows:

     "The Consent of a majority in Interest of the Limited Partners   shall be
required prior to any action by the General Partners   with respect to the
following matters:

          (1) The sale, exchange or other disposition of the Partnership's interests in the Project Partnerships;
          (2) Any action requiring the consent of the Partnership under the Project Partnership Agreements";


Generally, the types of actions that require the consent of the Partnership under the Project Partnership Agreements include (i) selling, refinancing, exchanging or other disposition of the assets of the Project Partnership and
(ii) other matters similar to those requiring Investor Limited Partner approval with respect to the Partnership.

     Under the current provisions of the Partnership Agreement the General Partner must seek Limited Partner approval before refinancing, selling or otherwise disposing of the assets of the Project Partnerships or its ownership in the Project Partnerships. The Partnership is registered with the Securities and Exchange Commission ("SEC") and is required to file various types of reports with the SEC in addition to the reporting requirements to Limited Partners under
the Partnership Agreement.   Under SEC rules, when the Partnership is required
to issue a ballot it must follow precise rules regarding the information to include with the ballot. The entire package, called a consent statement, must be submitted to the SEC for its comments before it can be sent to Limited Partners. If the SEC requires changes to or additional disclosures in the consent statement, a new draft must be submitted to the SEC for another review. As you can tell, the process is time consuming and costly. The estimated cost to undergo a vote of the Limited Partners is approximately $5,000 and can take three months or more to complete, depending on the extent of comments from the SEC.

     The Partnership owns interests in nine Project Partnerships most of which have secondary notes in addition to their first mortgages. Many of those secondary notes have already matured or are close to maturing. As that occurs, the notes or other financing must be re-negotiated because the Project Partnerships cannot pay them. As evidenced by the recent consent solicitation regarding Colony Place (which was approved on August 1) and Proposals 1, 2 and 3 of this consent statement, the General Partner anticipates the need to refinance many secondary notes, renegotiate first mortgages and sell assets as opportunities arise. The time and expense involved in conducting a consent solicitation for such re-financings hinders the Partnership's ability to negotiate quickly and efficiently with other parties. Further, because a majority in interest of the Limited Partners (as opposed to a majority of a quorum) is required to approve these transactions, it is difficult to obtain a sufficient number of returned ballots on a timely basis for a vote. Although the recent transactions have only involved actions at the Project Partnership level, other re-structurings could require dispositions of the Partnership's interest in a Project Partnership.

     The proposed amendment to the Partnership Agreement would grant the General Partner the authority to refinance mortgages and secondary notes and engage in asset sales without seeking Limited Partner approval and causing the Partnership to lose time and potential opportunities conducting costly consent solicitations. Proposals 1 through 3 are types of refinancings the General Partner has begun to negotiate.

     The refinancing and extending of secondary notes as discussed in the above Proposals enables the Partnership to avoid foreclosure by Secondary Noteholders and retain its ownership in the Project Partnerships. The General Partner feels it is in the best interest of all partners to avoid foreclosure when possible because loss of a Project Partnership through foreclosure could have significant adverse tax consequences without any monetary compensation to the Partnership or the partners. The magnitude of the tax consequences varies with each Project Partnership.

CONSEQUENCES OF APPROVAL OR DISAPPROVAL OF PROPOSAL 4

     If Proposal 4 is approved by the Limited Partners, the Partnership Agreement would be amended to eliminate the requirement for Limited Partner approval of actions requiring the consent of the Partnership under Project Partnership Agreements and disposition of the Partnership's interest in Project Partnerships. This will allow the General Partner to approve or disapprove Secondary Note negotiations, mortgage refinancings and asset sales on behalf of the Partnership without first conducting a ballot of the Limited Partners and causing the Partnership to lose time and to incur the expense of future consent solicitations with respect to such matters. The General Partner would take those actions it feels are reasonable to continue to defer the tax consequences of foreclosure by Secondary Noteholders. Further, if Proposal 4 is approved, the General Partner will have the authority to approve the transactions described in Proposals 1, 2 and 3 even if they are not independently approved by the Limited Partners. Where deferral is not possible, the General Partner will attempt to minimize the tax consequences. Also, when attractive opportunities arise, the General Partner may engage in the sale of the Partnership's ownership interest in Project Partnerships or approve the sale of Projects themselves.

     The General Partner is asking for broad authority with respect to this Proposal. Such authority, however, will not be unrestricted. Consistent with the General Partner's fiduciary duty, such authority will be exercised in the reasonable judgement of the General Partner, keeping in mind the best interests of the Limited Partners.

     If Proposal 4 is not approved by the Limited Partners, the General Partner will continue to take the actions described above but will seek Limited Partner approval before acting on any proposed transactions. Consent statements would be prepared and costs incurred by the Partnership each time an action requires a vote of the Limited Partners.

     THE GENERAL PARTNER RECOMMENDS A VOTE "FOR" PROPOSAL 4.

      SUMMARY OF FINANCIAL IMPACT OF NON-APPROVAL OF PROPOSALS 1 THROUGH 3

     The above discussions on Proposals 1, 2 and 3 detail the estimated tax consequences of non-approval if each Proposal is considered on a stand alone basis. The following chart summarizes and totals the estimated taxable gain resulting from foreclosure per five units of ownership IF THE PROPOSALS ARE NOT APPROVED.

          Proposal 1                 $3,100
          Proposal 2                 $1,900
          Proposal 3                 $1,800
          Total Gain
               From Foreclosure      $6,800

     If you have suspended passive losses in an amount equal to or greater than the gain from foreclosure, you can fully offset the gain and incur no tax liability. However, if the gain from foreclosure exceeds the amount of your suspended losses, you must claim the excess amount as taxable income. Consult your tax advisor if you are unsure of the amount of suspended passive losses you have available and to determine your own tax impact.

                          EFFECTUATION OF THE PROPOSALS

     Each Proposal will be adopted if Limited Partners holding a majority of the Units have returned ballots in favor of the Proposal by September 30, 1996 (or October 31, 1996, if extended). Proposals that do not receive approval of Limited Partners holding a majority of the Units by the specified date will not be adopted. If Proposal 4 is approved, the General Partner will execute a formal amendment to the Partnership Agreement reflecting the changes described therein.

                             SOLICITATION OF BALLOTS

     Solicitation of ballots for the Partnership is being made by the General Partner. The General Partner will receive no additional compensation for this service. The solicitation of ballots is being made primarily by use of the mails. The cost of this solicitation consisting primarily of legal, printing and mailing expenses will be borne by the Partnership.



                            LIMITED PARTNER PROPOSALS

     The Partnership does not hold annual or regular meetings. Meetings of Partners may be called by the General Partner, or by Limited Partners owning 10% or more of the interests of Limited Partners (excluding, for purposes of this calculation, any Limited Partner who is also a General Partner or affiliate of the General Partner) for informational purposes or for any purpose permitted by the Partnership Agreement. The General Partner shall, not later than 15 days after a meeting is requested by the Limited Partners as described above, give all Partners a notice of the meeting and its purpose to be held not less than 15 nor more than 60 days after such notice of the meeting. Meetings shall be held at the time and place selected by the General Partner that is convenient to the Investor Limited Partners. Under the proxy rules of the Securities and Exchange Commission, Limited Partner proposals that meet certain conditions (including being received a reasonable time before the solicitation is made) may be included in the Partnership's proxy statement and proxy for a particular meeting.

                              AVAILABLE INFORMATION

The Partnership will provide without charge to each person to whom this Consent Statement is delivered, upon the written or oral request of such person, a copy of the Partnership's Annual Report on Form 10-K for the year ended December 31, 1995, and a copy of the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 as filed by the Partnership with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Request for such copies should be directed to Gull-AGE Properties, Inc., Attn.: Corporate Control Department, One North Jefferson Avenue, St. Louis, Missouri 63103, Telephone (314) 955-3006.




                                     BALLOT
                       GULLEDGE REALTY INVESTORS II, L.P.


If you wish to vote on the Proposals, you are requested to return this ballot so that it is received by midnight Central Time on September 30, 1996, (unless extended by the General Partner to October 31, 1996) so that your vote may be counted.

THIS BALLOT IS TO BE USED ONLY TO VOTE UNITS OF LIMITED PARTNERSHIP OF GULLEDGE REALTY INVESTORS II, L.P.

THIS BALLOT IS SOLICITED BY THE MANAGING GENERAL PARTNER OF GULLEDGE REALTY INVESTORS II, L.P. (THE "PARTNERSHIP") IN CONNECTION WITH THE FOLLOWING PROPOSALS (THE "PROPOSALS") AS DESCRIBED IN THE ACCOMPANYING NOTICE OF VOTE BY LIMITED PARTNERS WITHOUT A MEETING DATED AUGUST 30, 1996 AND CONSENT STATEMENT:

Proposal 1:  To approve the restructuring of the Secondary Note on Olympic
             Housing

          __________ For      __________ Against  __________ Abstain

Proposal 2:  To approve the extension of the Secondary Note on Florence Housing

          __________ For      __________ Against  __________ Abstain

Proposal 3:  To approve the refinancing of the first mortgage and secondary note of Hawthorn Housing

          __________ For      __________ Against  __________ Abstain

Proposal 4:  To approve an amendment to the Partnership Agreement of the
             Partnership, eliminating the requirement for Limited   Partner
             approval of actions requiring the consent of the Partnership under the Project Partnership Agreements

          __________ For      __________ Against  __________ Abstain

THE GENERAL PARTNER OF THE PARTNERSHIP RECOMMENDS A VOTE "FOR" PROPOSALS 1 THROUGH 4.

This ballot, when properly executed, will be a vote as designated by the undersigned Limited Partner.

IF THIS BALLOT IS RETURNED PROPERLY SIGNED AND DATED, BUT WITHOUT A VOTE INDICATED, THIS BALLOT WILL BE DEEMED TO CONSTITUTE A VOTE "FOR" EACH PROPOSAL.

The undersigned hereby revokes all ballots and proxies previously given by the undersigned with respect to the Proposals. This ballot may be revoked or replaced by delivery to the Partnership, c/o Gull-AGE Properties, Inc. at One North Jefferson, St. Louis, MO 63103, of a written notice of such revocation and replacement, prior to such date that a majority of the outstanding units have been voted in favor of the Proposals.

IMPORTANT: PLEASE MARK, DATE AND SIGN THIS BALLOT EXACTLY AS YOUR NAME OR NAMES APPEAR ABOVE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF UNITS ARE HELD BY MORE THAN ONE OWNER, EACH MUST SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, CORPORATE OFFICERS AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR FULL TITLES.


Number of units owned:

Dated: _________________________   Signature: ______________________________
                                   Signature of
                                   Co-owner
                                   (if applicable): ________________________